Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “Net Asset Value Calculation and Valuation Procedures” and “Experts” being included in the Registration Statement on Form S-11 of Black Creek Industrial REIT IV Inc., and the prospectus included therein.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
April 20, 2021	Altus Group U.S. Inc.